Exhibit 10.2

Tenth Amendment
Dated as of October 29, 2003
to
Receivables Sale Agreement
Dated as of December 20, 1996

This Amendment (the "Amendment"), dated as of October 29, 2003, is entered into among IPL Funding Corporation (the "Seller"), Windmill Funding Corporation, a Delaware corporation ("Windmill"), ABN AMRO Bank N.V., as Windmill's program letter of credit provider (the "Enhancer"), the Liquidity Provider listed on the signature page hereof (the "Liquidity Provider") and ABN AMRO Bank N.V., as agent for Windmill, the Enhancer and the Liquidity Provider (the "Agent").

Reference is hereby made to that certain Receivables Sale Agreement, dated as of December 20, 1996 (as amended, supplemented or otherwise modified through the date hereof, the "Sale Agreement"), among the Seller, Windmill, the Enhancer, the Liquidity Provider and the Agent. Terms used herein and not otherwise defined herein which are defined in the Sale Agreement or the other Transaction Documents (as defined in the Sale Agreement) shall have the same meaning herein as defined therein.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Subject to the following terms and conditions, including without limitation the conditions precedent set forth in Section 2, upon execution by the parties hereto in the space provided for that purpose below, the Sale Agreement shall be, and it hereby is, amended as follows:

(a) Clause (i) of the defined term "Eligible Receivables" appearing in Schedule I of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

(i) the Obligor of which (a) is a resident of, or organized under the laws of with its chief executive office in, the USA; (b) is not an Affiliate of any of the parties hereto or of the Originator; (c) has not suffered a Bankruptcy Event; and (d) is a customer of the Originator in good standing and not the Obligor of any Defaulted Receivable or Receivable that became a Charge-Off within the past 24 months;

(b) Clause (vi) of the defined term "Eligible Receivables" appearing in Schedule I of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

(vi) which has been billed to the related Obligor or, if an Unbilled Receivable has been estimated by the Originator in accordance with its normal procedures as having been earned;

(c) Clause (viii) of the defined term "Eligible Receivables" appearing in Schedule I of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

[Reserved]

(d) Clause (xii) of the defined term "Eligible Receivables" appearing in Schedule I of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

[Reserved]

(e) Clause (xiii) of the defined term "Eligible Receivables" appearing in Schedule I of the Sale Agreement is hereby amended by deleting the word "and" at the end thereof.

(f) Clause (xiv) of the defined term "Eligible Receivables" appearing in Schedule I of the Sale Agreement is hereby amended by deleting the period and the end thereof and replacing it with a semicolon and the word "and".

(g) A new clause (xv) is hereby added at the defined term "Eligible Receivables" as follows:

(xv) which does not represent any amount payable on account of sales tax or other taxes.

(h) The defined term "Eligible Receivables Balance" appearing in Schedule I of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

"Eligible Receivables Balance" means, at any time, the aggregate outstanding principal balance of all Eligible Receivables less the sum of (i) the amount by which the outstanding balance of Eligible Receivables owed by each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor, (ii) the amount by which the Eligible Receivables owed by all Governmental Obligors exceeds the Governmental Limit, (iii) the amount by which outstanding principal amount of all Unbilled Receivables exceeds 40% of the outstanding principal balance of Eligible Receivables, and (iv) the amount by which the outstanding principal balance of all Final Bill Receivables exceeds 3% of the outstanding principal balance of Eligible Receivables.

(i) The date "October 29, 2003" appearing in clause (d) of the defined term "Liquidity Termination Date" appearing in Schedule I of the Sale Agreement is deleted and replaced with the date "October 27, 2004".

(j) The defined term "Special Limit" appearing in Schedule I of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

"Special Limit" means, for any Obligor so long as such Obligor's long term unsecured, non-third party credit enhanced, senior indebtedness is rated at least A (or its equivalent) by S&P and at least A2 (or its equivalent) by Moody's, 5% of the amount of Aggregate Net Investment then outstanding, unless the Agent, in its discretion or at the direction of an Instructing Group, notifies the Seller of a different limit.

(k) The date "October 29, 2003" appearing in clause (c)(ii) of the defined term "Termination Date" appearing in Schedule I of the Sale Agreement is deleted and replaced with the date "October 27, 2004".

(l) The following sentence is hereby added at the end of Section 9.11:

"Notwithstanding any provision in the Transaction Documents to the contrary, each party to the transactions contemplated by the Transaction Document (and each employee, representative, or other agent of each such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure."

(m) The following sentence is hereby added at the end of Section 9.12:

"The provisions of this Section 9.12 shall survive termination of this Agreement."

(n) Section 9.13 of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

"Notwithstanding any provisions contained in this Agreement to the contrary, Windmill shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) Windmill has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) Windmill could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing Windmill's securitization program or (y) all of Windmill's commercial paper notes are paid in full. Any amount which Windmill does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in 101 of the United States Bankruptcy Code) against or corporate obligation of Windmill for any such insufficiency unless and until Windmill satisfies the provisions of clauses (i) and (ii) above. This Section shall survive the termination of this Agreement."

(o) The following new defined terms are hereby added to Schedule I of the Sale Agreement in correct alphabetical order as follows:

"Concentration Limit" means, for any Obligor other than a Governmental Obligor, (i) for any such Obligor other than an Obligor with a Special Limit, 3% of the Aggregate Net Investment then outstanding, and (ii) for any such Obligor with a Special Limit, such Special Limit.

"Governmental Limit" means 2% of the outstanding principal balance of Eligible Receivables.

"Governmental Obligor" means any Obligor that is a government or a governmental subdivision or agency.

(p) Exhibit D to the Sale Agreement is hereby amended in its entirety and as so amended shall read as set forth on Exhibit D attached hereto.

Section 2. Section 1 of this Amendment shall become effective only once the Agent has received, in form and substance satisfactory to the Agent, all documents and certificates as the Agent may reasonably request and all other matters incident to the execution hereof are satisfactory to the Agent.

Section 3. The Sale Agreement, as amended and supplemented hereby or as contemplated herein, and all rights and powers created thereby and thereunder or under the other Transaction Documents and all other documents executed in connection therewith, are in all respects ratified and confirmed. From and after the date hereof, the Sale Agreement shall be amended and supplemented as herein provided, and, except as so amended and supplemented, the Sale Agreement, each of the other Transaction Documents and all other documents executed in connection therewith shall remain in full force and effect.

Section 4. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument.

Section 5. This Amendment shall be governed and construed in accordance with the internal laws of the State of Illinois.

In Witness Whereof, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

ABN AMRO Bank N.V., as the Agent, as the Liquidity Provider and as the Enhancer

By:

Title:

By:

Title:

Windmill Funding Corporation

By:

Title:

IPL Funding Corporation

By:

Title:

Exhibit D

IPL Funding Corporation
Periodic Report
(000's)

Consolidated Receivable Activity
1.	Beginning Receivables Balance (Line 6 From Prior Month)	$0
2.	Plus: New Receivables (Gross)	0
3.	Less: Cash Collections	0
4.	Less: Dilutions (Non-Cash Adjustments)	0
5.	Less: Write-Offs	0
6.	Ending Receivables Balance	0
7.	Plus: Unbilled Amounts	0
8.	Net Ending Balance	0
9.	Less: Total Ineligible Receivables (Schedule I)	0
10.	Eligible Receivables Balance	0
11.	Less: Excess Obligor Concentrations (Schedule II)	0
12.	Less: Other Excess Concentrations (Schedule III)	0
13.	Net Eligible Receivables Balance	0

Receivables Aging (Schedule IVIII)
		$	%
14.	0-30 Days Past Invoice	0	0.00%
15.	31-60 Days Past Invoice	0	0.00%
16.	61-90 Days Past Invoice	0	0.00%
17.	91+ Days Past Invoice	0	0.00%
18.	Sub Total (Lines 14+15+16+17)	0	0.00%
19.	Unbilled	0	0.00%
20.	Total (Lines 18+19)	0	0.00%

Ownership Interest
21.	Aggregate Investment (AI)	$0
22.	Loss Reserve Percentage	0.00%
23.	Loss Reserve Amount (Line 21 x Line 20)	$0
24.	Other Reserves	$0
25.	Ownership Interest (Lines 21+23+24/Line 13)	0.00%

Loss Reserve Percentage Calculation
26.	Long-term senior unsecured debt ratings (or issuer ratings)	_________
27.	Applicable Tier (I, II or III)	_________
28.	Loss Reserve Percentage	_________
	Covenant Compliance	Covenant Level	In Compliance	Ratio
29.	Delinquency Ratio (61-90 Days)	<5.00%	Yes	0.00%
30.	Default Ratio (91+ Days)	<3.00%	Yes	0.00%
31.	Loss to Liquidation Ratio (Schedule IV)	<1.00%	Yes	0.00%
32.	Coverage Ratio (Line 12/Lines 20 + 22 + 23)	>100.0%	Yes	0.00%
33.	Consolidated EBIT/Consolidated Interest Expense	>2.5:1	Yes	0.00%
34.	Total Debt/Consolidated Total Capitalization	<.60:1	Yes	0.00%
35.	Required Payment Amount		$0

The undersigned hereby represents and warrants that the foregoing is a true and accurate accounting in all material aspects of the Seller's Receivables compiled in accordance with the Receivable Sale Agreement dated as of December 20, 1996 and that all representations and warranties of Seller in such Receivables Sale Agreement are true and correct as of the date hereof and are hereby restated and reaffirmed.

IPL Funding Corporation

Name:

Title: Treasurer

Schedule I

Ineligible receivables
Delinquent Receivables (61-90 Days)	$0
Defaulted Receivables (>90 Days)	$0
Affiliate Receivables	$0
Foreign Receivables	$0
Customer Deposits - Electric	$0
Interest on Customer Deposits	$0
AR with terms > 30 Days	$0
Disputed Receivables subject to offset	$0
Sales Tax Receivables	$0
Other ineligibles	$0
Total Ineligible Receivables	$0

Schedule II

Obligor Concentrations
Top 10 Obligors
Obligor	S&P	Moody's	Eligible Receivable Balance	% Limit of ERB	& Limit	Excess Concentration
1.			0	0.00%	0	0
2.			0	0.00%	0	0
3.			0	0.00%	0	0
4.			0	0.00%	0	0
5.			0	0.00%	0	0
6.			0	0.00%	0	0
7.			0	0.00%	0	0
8.			0	0.00%	0	0
9.			0	0.00%	0	0
10.			0	0.00%	0	0
Total Excess Obligor Concentrations						0

Schedule III

Other Excess Concentrations
Unbilled Receivables	$0
Limit (40% X Line 10)	$0
Excess Unbilled Receivables		$0
Government Receivables	$0
Limit (2% X Line 10)	$0
Excess Government Receivables		$0
Final Bill Receivables	$0
Limit (3% X Line 10)	$0
Excess Final Bill Receivables		$0
Total Other Excess Concentrations	$0

Schedule IV

Loss-to-Liquidation Calculation
Charge-offs
Current Month	$0
1 Month Prior	$0
2 Months Prior	$0
Total (A)	$0
Collections
Current Month	$0
1 Month Prior	$0
2 Months Prior	$0
Total (B)	$0
Loss to Liquidation Ratio (A/B)%